Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-255479) on Form S-4, and related Prospectus, of Fidelity D & D Bancorp, Inc. and Subsidiary of our reports dated March 19, 2021, relating to the consolidated financial statements of Fidelity D & D Bancorp, Inc., and Subsidiary, appearing in the Annual Report on Form 10-K of Fidelity D & D Bancorp, Inc. and Subsidiary for the year ended December 31, 2020.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania
May 10, 2021